Ford F-Series Best-Selling Truck for 45th Year In Row; Ford Brand SUVs Post Record November Retail Sales; Ford Electrified Vehicle Sales Hit New Record, Grow More Than 3 Times Faster Than Segment; November New Vehicle Orders Hit 74,000

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NOVEMBER 2021 SALES

	Total Vehicle	Truck	SUV	Electrified
Total U.S. Sales	**158,793**	**82,231**	**72,795**	**11,116**
Total Sales vs. Nov. 2020	5.9%	4.6%	20.8%	153.6%
Retail Sales vs. Nov. 2020	4.5%	-2.9%	25.6%	221.2%

HIGHLIGHTS

- **New breakthrough products and inventory improvements made Ford America's No. 1 selling automaker for the third month in a row.** Ford was the only major U.S. automaker to report a year-over-year sales increase in November – up 5.9 percent over last year. Retail share totaled an estimated 13.8 percent – 2.7 percentage points higher than November last year.
- **Ford's electrified vehicle sales in November grew at a rate more than three times faster than the overall electrified vehicle segment,** taking Ford's electrified vehicle share to 10 percent compared to 5.4 percent last year. This set up a record November on sales of 11,116 electrified vehicles – up 153.6 percent. New products are providing the boost, with Mustang Mach-E and F-150 Hybrid sales of 3,088 and 4,767, respectively.
- **For the month, Ford took in 74,000 new vehicle retail orders** - up 64,000 vehicle orders over November of last year. Customer orders continued to be filled at record rates. In November, 29 percent of Ford retail sales came from previously placed customer orders.
- **Ford brand SUVs achieved record November retail sales on the success of new products.** Sales were up 25.6 percent over a year ago on total sales of 66,390 vehicles. The Bronco family had its highest combined sales since launch – totaling 19,773 SUVs. Mustang Mach-E sales were up 8.4 percent from October on sales of 3,088 SUVs.
- **Combined, Ford's newest must-have vehicles, including Mustang Mach-E, Bronco, Bronco Sport and Maverick, have the fastest turn rates on dealer lots.** Ford's newest products are having their best sales since launch and all are turning in under 12 days, with Maverick turning in just 5 days – essentially trailer-to-customer. Maverick Hybrid recorded its first sales at the end of November and more hybrids are on their way to dealers.
- **Ford total pickup truck sales climbed 15.8 percent compared to a year-ago – with sales totaling 70,839.** F-Series sales rose 14.6 percent, expanding its leadership position over the second-place competitor to 144,049 trucks for the year.

About Ford Motor Company

Ford Motor Company (NYSE: F) is a global company based in Dearborn, Michigan, that is committed to helping build a better world, where every person is free to move and pursue their dreams. The company's Ford+ plan for growth and value creation combines existing strengths, new capabilities and always-on relationships with customers to enrich experiences for and deepen the loyalty of those customers. Ford designs, manufactures, markets and services a full line of connected, increasingly electrified passenger and commercial vehicles: Ford trucks, utility vehicles, vans and cars, and Lincoln luxury vehicles. The company is pursuing leadership positions in electrification, connected vehicle services and mobility solutions, including self-driving technology, and provides financial services through Ford Motor Credit Company. Ford employs about 184,000 people worldwide. More information about the company, its products and Ford Motor Credit Company is available at corporate.ford.com.

*U.S. sales volume reflects transactions with (i) retail and fleet customers (as reported by dealers), (ii) government and (iii) Ford management. Average transaction pricing based on J.D. Power and Associates PIN data.

"Our new products continue to roll, making Ford America's best-selling automaker for the third consecutive month, a feat last accomplished in 1974. Ford was also the only major U.S. automaker to beat year ago sales results for November. On the strength of Mustang Mach-E, Ford delivered record electrified vehicle sales, growing more than three times faster than the overall segment. Retail sales were up 4.5 percent over a year ago, with SUVs having a best-ever November sales performance on record sales of our all-new Bronco family. We expect growth to continue, thanks to adding an additional 74,000 new vehicle orders in November."

– Andrew Frick, vice president, Ford Sales U.S. and Canada

MUST-HAVE PRODUCTS



Ford Commercial

Ford sales of commercial vehicles increased 42 percent in November. Ford F-650/F-750 increased 23.4 percent over a year ago on sales of 1,376 heavy trucks, while F-150 and Ranger commercial vehicles both had big months with sales through commercial channels up over 300 and 100 percent, respectively.



Ford Trucks

F-Series is well on its way to its 45th consecutive year of truck leadership. F-Series sales totaled 663,508 trucks through November of this year and has now expanded its lead to 144,049 trucks for the year. Ford's all-new Maverick truck has sold a total of 7,228 trucks since its October launch. Maverick is in tight supply and turning on dealer lots in just 5 days. Buyers are younger with over a quarter of them between the ages of 18 to 35 years old. Mavericks in transit at the end of November were up 106 percent over last month.



Ford SUVs

Ford had another record November SUV month. Bronco sales continue to grow with expanding inventory levels. Bronco sales totaled 8,287 SUVs, up 12.5 percent, with in-transit inventory up 23 percent over October. Sales of Bronco Sport were up 24.8 percent over October with sales of 11,486 sales – once again outselling Jeep's Cherokee and Compass combined in November. Bronco Sport inventory continues to turn very quickly on dealer lots in just 10 days.



Ford Performance

Combined Mustang and Mustang Mach-E sold 6,797 vehicles – up 65 percent. Mustang Mach-E sales continue to expand – up 8.4 percent compared to October. Sales totaled 3,088 for the month, with 24,791 vehicles sold this year. To date, Mustang Mach-E is the nation's second best-selling full-electric SUV behind only Tesla's Model Y. This year Ford has produced a total of nearly 60,000 Mustang Mach-Es for global sales.



Lincoln SUVs

Sales of Lincoln's new Nautilus increased 24.9 over a year ago. Year-to-date, sales of the new Nautilus are up 14.6 percent. While ground stock remains tight, Lincoln took in a record number of new retail vehicle orders last month, totaling just over 2,600 orders.